Comcast

[GRAPHIC OMITTED]                                           PRESS RELEASE
________________________________________________________________________________
Contact:
--------
Marlene S. Dooner, Vice President, Investor Relations         (215) 981-7392
Leslie A. Arena, Director, Investor Relations                 (215) 981-8511
Daniel J. Goodwin, Director, Investor Relations               (215) 981-7518


                   COMCAST REPORTS SECOND QUARTER 2003 RESULTS

                Consolidated Revenue Increased to $5.685 Billion
          Consolidated Operating Cash Flow Increased to $1.831 Billion
             Consolidated Operating Income Increased to $611 Million

          INTEGRATION OF NEWLY ACQUIRED CABLE SYSTEMS AHEAD OF SCHEDULE

                   Basic Cable Subscribers Increased by 12,100

      Pro Forma Cable Operating Cash Flow Increased 35.7% to $1.597 Billion
                    Operating Cash Flow Margin Reached 36.5%

           Pro Forma Cable Operating Income Increased to $464 Million

    COMCAST INCREASES 2003 GUIDANCE FOR BASIC CABLE SUBSCRIBERS AND FOR CABLE
         OPERATING CASH FLOW AND REAFFIRMS ALL OTHER FULL YEAR GUIDANCE

Philadelphia, PA - July 31, 2003...Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2003. Comcast will discuss second quarter results on a conference call and webcast today at 10:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at www.cmcsa.com or www.cmcsk.com.

Brian L. Roberts, president and CEO of Comcast Corporation said, "Our integration is continuing to exceed all of our previous expectations. In this quarter, we have delivered outstanding financial and operational performance. Every one of our key integration initiatives - basic subscriber and operating cash flow growth, operating margin improvement and the pace of our cable system upgrades - is proceeding beyond our original schedule."

"In the second quarter, we added 12,100 basic subscribers, a significant accomplishment in a seasonally slow quarter and a remarkable turnaround from the loss of 133,300 subscribers in the second quarter of 2002. As a result, we are again increasing our guidance for basic cable subscriber additions for 2003. We now expect to add 125,000 to 150,000 basic cable subscribers, significantly above our expectation of flat subscriber growth at the beginning of this year."

"We are also continuing to realize significant operating efficiencies in our cable operations, driving our cable cash flow margin up to 36.5% and our annualized cable operating cash flow per subscriber to nearly $300. As a result, we are increasing our guidance for full year cable operating cash flow by $100 million to between $6.3 and $6.4 billion. We continue to see significant opportunities to accelerate revenue and cash flow growth from the newly-acquired cable systems to match the performance of our historical cable systems as well as to maximize the performance of all our cable systems."

Mr. Roberts continued, "At the same time, we continue to attract new customers to our digital and high-speed Internet products and to expand the range of our new product offerings to consumers. Our Digital Cable service is being enhanced with broader availability of Comcast-on-Demand and HDTV, and later this year, DVR. We introduced a new broadband portal to our high-speed Internet customers in July and continue to extend availability of the service and our retail distribution capability."

"We recently announced our agreement to sell our 57% ownership stake in QVC. The
sale  will  solidify  our  balance  sheet  and  provide  significant   financial
flexibility to support future growth."

Comcast Cable Results
---------------------
Comcast Cable results for the quarter ended June 30, 2003 are presented on a pro forma basis. Pro forma results adjust only for acquisitions and are presented as if the acquisition of AT&T Broadband completed in November 2002 was effective on January 1, 2002. Please refer to Table 8-A and B for reconciliation of historical and pro forma data.

Pro forma Comcast Cable revenue for the quarter ended June 30, 2003 was $4.379 billion, representing a 9.2% increase over the $4.009 billion in the second quarter of 2002. Pro forma operating income before depreciation and amortization (Operating Cash Flow) for the quarter was $1.597 billion, an increase of 35.7% over the $1.177 billion for the same period of 2002. Pro forma results include $100 million of acquisition and employee termination-related costs incurred by AT&T Broadband in the second quarter of 2002. Excluding these costs, pro forma cable operating cash flow grew 25.0%. Pro forma operating cash flow margins reached 36.5% as overhead reductions and other cost cutting measures took effect. Pro forma cable operating income was $464 million in the second quarter compared to a pro forma operating loss of $16.4 billion in the second quarter of 2002 reflecting AT&T Broadband's write-down of goodwill and cable franchise rights prior to our acquisition.

Pro forma cable video revenue increased 5.1% in the second quarter of 2003 compared with the prior year quarter driven by continuing increases in average monthly revenue per basic subscriber and growth in Digital Cable revenue. Our Digital Cable customer base grew by 19.4% to 6.950 million subscribers and our average monthly revenue per digital subscriber grew 5.7% to $15.28 during the second quarter of 2003. These increases were offset by lower pay-per-view revenue due to the absence of major boxing events in the second quarter of 2003 and the continuing impact of pre-acquisition basic subscriber losses in the newly-acquired cable systems. Pro forma high-speed Internet service revenue for the second quarter of 2003 increased 56.6% over the prior year quarter to $548 million, reflecting a 50.6% increase in the customer base and average revenue per subscriber of $43.34 in the second quarter, a 3.6% increase over the prior year period. Pro forma cable phone revenue declined 1.9% from the second quarter of 2002 to $205 million, reflecting a decrease in net subscriber additions as a result of our reduced marketing efforts. Pro forma advertising revenue increased 8.3% over the prior year quarter to $285 million, reflecting 17% growth in regional/national advertising as a result of the continuing success of our regional interconnects, and growth of 3% in a soft local advertising market.

In the second quarter of 2003, Comcast Cable added 12,100 basic cable subscribers, a dramatic improvement over the combined loss of 133,300 subscribers in 2002. The increase reflects basic subscriber gains of 35,200 in the newly-acquired cable systems, as the Company continues to focus on these markets with successful new customer initiatives including expanded Hispanic video offerings. The second quarter results represent a marked turnaround from the second quarter of 2002 when those systems lost 122,800 subscribers.

Comcast Cable added 162,100 Digital Cable subscribers to end the second quarter with 6.950 million Digital Cable subscribers, a pro forma increase of 19.4% over the same prior year period, representing a subscriber penetration rate of 32.5%. Digital Cable subscriber additions slowed primarily reflecting the continuing impact of digital repackaging and re-pricing in the newly-acquired cable systems as the Company focuses on improving the profitability of the Digital Cable service in those systems. In the second quarter of 2003, each Digital Cable subscriber contributed, on average, $15.28 in revenue per month, up 5.7% from the second quarter of 2002. The Company reaffirms its previous guidance for Digital Cable subscriber additions of between 950,000 and 1 million in 2003.

Comcast Cable continued to enhance its Digital Cable offering as it expanded the availability of video-on-demand (VOD) and high-definition television (HDTV). VOD is now available to 20% of our subscribers and is expected to increase to 50% by the end of this year as we accelerate the deployment into new markets during the second half of 2003. HDTV is available to 54% of our customer base at the end of the second quarter and is expected to increase to 65% by year end.

Comcast Cable added 350,900 high-speed Internet customers, a pro forma increase in net additions of 32.8% over the same prior year period, to finish the second quarter with nearly 4.4 million subscribers, representing a penetration rate of 13.7%. In the second quarter of 2003, each Comcast High-Speed Internet subscriber contributed, on average, $43.34 in revenue per month, up 3.6% from the second quarter of 2002. More than 81% of the homes in Comcast's footprint, or 32.1 million homes, now have access to high-speed Internet service. This represents the addition of over 1.0 million homes to the service's footprint during the second quarter. Growth in the second half of 2003 is expected to be driven by continuing expansion of the service's footprint, to 34 million homes, expanded retail distribution through more than 3,800 retail outlets and creative marketing initiatives including "Instant Install." The Company reaffirms its guidance for high-speed Internet customer additions of 1.6 million in 2003.

Capital expenditures totaled $1.05 billion as Comcast Cable completed the upgrade of nearly 16,000 miles of plant to end the quarter with more than 89% of its footprint upgraded to provide two-way digital and high-speed Internet services. The newly-acquired systems are now 85% upgraded to deliver two-way digital cable and high-speed Internet service, up from 80% at March 31, 2003. With more than 28,100 miles upgraded this year, the Company expects to comfortably meet its target of upgrading approximately 94% of all its cable systems to provide two-way digital and high-speed Internet services by year-end 2003.

Commerce:  QVC
---------------
QVC's consolidated revenues for the quarter ended June 30, 2003 were $1.101 billion, an 11.3% increase from the $990 million reported in the second quarter of 2002. Consolidated operating cash flow for the quarter was $219 million, an increase of 13.2% over the $194 million


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


reported in the prior year quarter. Consolidated operating income was $185 million, an 11.8% increase over operating income of $165 million in the second quarter of 2002.

QVC's international operations contributed significantly to the double-digit growth in QVC's consolidated results in the second quarter of 2003. International revenue grew 63.3% to $239 million for the quarter while international operating cash flow grew from $2 million in the second quarter of 2002 to $23 million in the second quarter of 2003. QVC's domestic revenue of $862 million increased 2.3% and operating cash flow of $196 million increased 2.6% from the second quarter of 2002.

On July 3, 2003, Comcast announced its decision to sell its 57% stake in QVC to Liberty Media for approximately $7.9 billion in the form of $2.6 billion of Liberty Media stock and a $5.3 billion three-year note. Comcast expects that the transaction will close before year-end and plans to report QVC's results as discontinued operations beginning in the third quarter of 2003.

Content and Other
-----------------
Content and Other includes the Company's content businesses, corporate overhead and eliminations. Content businesses include E! Networks (E! Entertainment and Style), Comcast-Spectacor, The Golf Channel, Outdoor Life Network, and G4.

Comcast's content and other segment reported second quarter 2003 revenue of $205 million, a 26.8% increase over the second quarter of 2002 and operating cash flow of $15 million, down from the $19 million reported in the second quarter of 2002. Operating cash flow for the segment reflected continuing investments in Outdoor Life and G4, as well as an increase in corporate overhead as a result of the AT&T Broadband acquisition.

E! Networks, The Golf Channel and Comcast-Spectacor each reported revenue growth above 17% and operating cash flow growth above 25%, reflecting increases in distribution and advertising revenues at each of the cable channels and additional playoff activity at Comcast-Spectacor.

Consolidated Results
--------------------
The Company's consolidated results include all acquisitions as of the dates of their closing. The Company acquired AT&T Broadband in November 2002 adding over 13 million cable subscribers to its customer base. Results of operations from 314,000 cable subscribers sold to Bresnan Communications on March 20, 2003 are not included in operating results for any periods.

For the three months ended June 30, 2003, the Company reported consolidated revenues of $5.685 billion, as compared to $2.704 billion reported in the second quarter of 2002. Consolidated operating cash flow increased to $1.831 billion from the $866 million reported in the second quarter of 2002. Increases in revenue, operating cash flow, depreciation and amortization and interest expense primarily reflect the acquisition of AT&T Broadband in November 2002. For the three months ended June 30, 2003, the Company reported operating income of $611 million compared to operating income of $478 million in the second quarter of 2002. The Company reported a consolidated net loss of $22 million or $0.01 per share as compared to a net loss of $210 million or $0.22 per share in the second quarter of 2002. Please refer to Table 8-A, B and C of this release for a reconciliation of historical and pro forma data and for details regarding non-operating items.

Pro forma consolidated results are presented as if the acquisition of AT&T Broadband were effective on January 1, 2002. For the second quarter of 2003, the Company reported pro forma consolidated revenues of $5.685 billion, a 10.2% increase from the $5.159 billion in the second quarter of 2002. Pro forma consolidated operating cash flow for the second quarter of 2003 was $1.831 billion, a 31.7% increase from the $1.390 billion in the prior year quarter. Included in the second quarter of 2002 is $100 million of acquisition and employee termination related costs. Excluding these costs, pro forma consolidated operating cash flow grew 22.9%. Pro forma consolidated operating income was $611 million, as compared to an operating loss of $16.3 billion in the second quarter of 2002 reflecting AT&T Broadband's write-down of goodwill and cable franchise rights prior to our acquisition.

Balance Sheet and Liquidity
---------------------------
During the second quarter, the Company continued to make significant progress to improve its balance sheet and liquidity position. At June 30, 2003, the Company's total debt was $32.3 billion, including $5.6 billion of exchangeable notes collateralized by equity securities that the Company owns. Debt excluding exchangeables was $26.7 billion. The Company reduced total debt by over $500 million during the quarter primarily through the use of cash proceeds from the sale of our interest in a cable joint venture to Paul Allen, the Chairman of Charter Communications, Inc., for $728 million.

Financial Guidance 2003
-----------------------
The Company is increasing its guidance for basic cable subscribers and for cable operating cash flow for 2003. The Company is increasing guidance for basic subscribers to 125,000 to 150,000 net additions from previous guidance of 75,000 to 100,000 net additions. Cable operating cash flow guidance is increasing by $100 million to $6.3 to $6.4 billion from previous guidance of $6.2 to $6.3 billion. The Company reaffirms all other guidance for 2003 for its cable and content businesses.

                                       ###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Annual Report on Form 10-K for a description of such risks and uncertainties.

Comcast Corporation will host a conference call with the financial community today July 31, 2003 at 10:30 a.m. Eastern Time (ET). The conference call will be available on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on July 31, 2003.

Those parties interested in participating via telephone should dial (847) 413-3237. A telephone replay will begin immediately following the call until August 1, 2003 at midnight ET. To access the rebroadcast, please dial (630) 652-3000 and enter passcode number 7404164.

To  automatically   receive  Comcast  financial  news  by  email,  please  visit
www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. The Company is the largest cable company in the United States, serving over 21 million cable subscribers. The Company's commerce and content businesses include majority ownership of QVC, Comcast-Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                                            [COMCAST LOGO OMITTED]

                                                      TABLE 1
                                  Condensed Consolidated Statement of Operations (Unaudited)
                                    (amounts in millions, except per share data)


                                                                      Three Months Ended                     Six Months Ended
                                                                         June 30,                                June 30,
                                                                 2003                   2002              2003               2002
                                                          -----------------    -----------------   ---------------    --------------

Service revenues                                                    $4,584               $1,714            $9,040            $3,393
Net sales from electronic retailing                                  1,101                  990             2,163             1,978
                                                          -----------------    -----------------   ---------------    --------------

                                                                     5,685                2,704            11,203             5,371

Cost of goods sold from electronic retailing                           697                  626             1,370             1,255
Operating, selling, general and administrative expenses              3,157                1,212             6,364             2,442
                                                          -----------------    -----------------   ---------------    --------------

Operating cash flow                                                  1,831                  866             3,469             1,674

Depreciation and amortization                                        1,220                  388             2,385               775
                                                          -----------------    -----------------   ---------------    --------------

Operating income                                                       611                  478             1,084               899

Interest expense                                                      (492)                (182)           (1,017)             (369)
Investment income (loss), net                                            9                 (459)             (221)             (707)
Other income (expense), net                                             23                  (35)               21               (63)
                                                          -----------------    -----------------   ---------------    --------------
                                                                      (460)                (676)           (1,217)           (1,139)
                                                          -----------------    -----------------   ---------------    --------------

Income (loss) before income taxes and minority interest                151                 (198)             (133)             (240)

Income tax benefit (expense)                                           (77)                  33                (9)               30
Minority interest                                                      (96)                 (45)             (177)              (89)
                                                          -----------------    -----------------   ---------------    --------------

Net loss                                                              ($22)               ($210)            ($319)            ($299)
                                                          =================    =================   ===============    ==============



Basic net loss per common share                                     ($0.01)              ($0.22)           ($0.14)           ($0.31)
                                                          =================    =================   ===============    ==============

Diluted net loss per common share                                   ($0.01)              ($0.22)           ($0.14)           ($0.31)
                                                          =================    =================   ===============    ==============

Basic and Diluted weighted average number of
  common shares outstanding                                          2,255                  952             2,255               952
                                                          =================    =================   ===============    ==============


                                         [COMCAST LOGO OMITTED
]
                                               TABLE 2
                           Condensed Consolidated Balance Sheet (Unaudited)
                                        (dollars in millions)


                                                                                           June 30,                December 31,
                                                                                             2003                      2002
                                                                                     ------------------      ---------------------
ASSETS

     CURRENT ASSETS
            Cash and cash equivalents                                                          $ 1,324                       $ 781
            Investments                                                                          2,161                       3,266
            Accounts receivable, net                                                             1,376                       1,408
            Inventories, net                                                                       506                         479
            Other current assets                                                                   526                       1,142
                                                                                     ------------------     -----------------------

                 Total current assets                                                            5,893                       7,076
                                                                                     ------------------     -----------------------

     INVESTMENTS                                                                                13,386                      15,207

     PROPERTY AND EQUIPMENT, NET                                                                19,079                      18,866

     FRANCHISE RIGHTS AND GOODWILL                                                              65,514                      65,619

     OTHER NONCURRENT ASSETS - including other intangible assets, net                            5,650                       6,337
                                                                                     ------------------     -----------------------

                                                                                             $ 109,522                   $ 113,105
                                                                                     ==================     =======================

LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES
            Accounts payable, accrued expenses and other current liabilities                   $ 7,124                     $ 8,430
            Short-term debt and current portion of long-term debt                                2,416                       6,953
                                                                                     ------------------     -----------------------
                 Total current liabilities                                                       9,540                      15,383
                                                                                     ------------------     -----------------------

     LONG-TERM DEBT, less current portion                                                       29,923                      27,957

     OTHER NONCURRENT LIABILITIES & MINORITY INTEREST                                           31,978                      31,436

     STOCKHOLDERS' EQUITY                                                                       38,081                      38,329
                                                                                     ------------------     -----------------------

                                                                                             $ 109,522                   $ 113,105
                                                                                     ==================     =======================


            Note:
            The value of certain assets and liabilities in the November 2002
            AT&T Broadband acquisition are based on preliminary valuations and are subject to adjustment as additional information is obtained, including reports from valuation specialists and information related to the cost of terminating or meeting contractual obligations.


                                             TABLE 3
                      Condensed Consolidated Statement of Cash Flows (Unaudited)
                                      (dollars in millions)

                                                                                        Six Months Ended
                                                                                            June 30,
                                                                                 2003                    2002
                                                                           ------------------     -------------------

OPERATING ACTIVITIES
Net cash provided by operating activities                                             $1,994                  $1,050
                                                                           ------------------     -------------------


FINANCING ACTIVITIES
Proceeds from borrowings                                                               8,848                     632
Retirements and repayments of debt                                                   (11,545)                 (1,169)
Other, net                                                                                (3)                     66
                                                                           ------------------     -------------------

Net cash used in financing activities                                                 (2,700)                   (471)
                                                                           ------------------     -------------------


INVESTING ACTIVITIES
Capital expenditures                                                                  (2,041)                   (789)
Proceeds from restructuring of TWE investment                                          2,100                       -
Proceeds from sales of investments and assets held for sale                            1,492                     596
Other, net                                                                              (302)                   (178)
                                                                           ------------------     -------------------

Net cash provided by (used in) investing activities                                    1,249                    (371)
                                                                           ------------------     -------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                    543                     208

CASH AND CASH EQUIVALENTS, beginning of period                                           781                     350
                                                                           ------------------     -------------------

CASH AND CASH EQUIVALENTS, end of period                                              $1,324                    $558
                                                                           ==================     ===================



                                               [COMCAST LOGO OMITTED]

                                                        TABLE 4
                                 Pro Forma Financial Data by Business Segment (Unaudited) (1)
                                 ------------------------------------------------------------
                                                (dollars in millions)

                                                                                                    (4)
                                                                                                  Content and
                                                       (2)                    (3)                 -----------
                                                       Cable                 Commerce               Other                  Total
                                                       -----                 --------               -----                  -----

Three Months Ended June 30, 2003
--------------------------------
Revenues                                              $4,379                 $1,101                   $205                 $5,685
Operating Cash Flow                                   $1,597                   $219                    $15                 $1,831
Operating Income (Loss)                                 $464                   $185                   ($38)                  $611
Operating Cash Flow Margin                             36.5%                  19.9%                   7.2%                  32.2%
Capital Expenditures (8)                              $1,047                    $16                     $7                 $1,070

Three Months Ended June 30, 2002
--------------------------------
Revenues                                              $4,009                   $990                   $160                 $5,159
Operating Cash Flow (5)                               $1,177                   $194                    $19                 $1,390
Operating Income (Loss) (6)                         ($16,431)                  $165                   ($42)              ($16,308)
Operating Cash Flow Margin (5)                         29.4%                  19.6%                  11.5%                  26.9%
Capital Expenditures (7)                              $1,281                    $51                     $8                 $1,340

Six Months Ended June 30, 2003
--------------------------------
Revenues                                              $8,610                 $2,163                   $429                $11,202
Operating Cash Flow                                   $3,018                   $430                    $21                 $3,469
Operating Income (Loss)                                 $805                   $365                   ($86)                $1,084
Operating Cash Flow Margin                             35.1%                  19.9%                   4.9%                  31.0%
Capital Expenditures (8)                              $2,000                    $29                    $12                 $2,041

Six Months Ended June 30, 2002
--------------------------------
Revenues                                              $7,853                 $1,978                   $359                $10,190
Operating Cash Flow (5)                               $2,223                   $386                    $34                 $2,643
Operating Income (Loss) (6)                         ($16,437)                  $330                   ($94)              ($16,201)
Operating Cash Flow Margin (5)                         28.3%                  19.5%                   9.3%                  25.9%
Capital Expenditures (7)                              $2,378                    $83                    $17                 $2,478

(1) See Non-GAAP and Other Financial Measures in Table 8. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q.

(2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (newly acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003.

(3) Pro forma financial data excludes the results of QVC's infomercial operations in Mexico which were sold in February 2003.

(4) Content and Other includes segments not meeting quantitative guidelines for reporting, including our content and business communications operations, and corporate expenses. It also includes elimination entries related to the segments presented. Content includes E! Networks (E! Entertainment and Style), Comcast-Spectacor, The Golf Channel, Outdoor Life Network and G4. Revenues and Operating Cash Flow of our content businesses for the three and six months ended June 30, 2003 and 2002 were as follows:


                                      Three Months                 Six Months
                                     Ended June 30,             Ended June 30,
                                     2003         2002         2003        2002
                                     ----         ----         ----        ----
     Revenue                         $220         $180         $462        $399
     Operating Cash Flow             $ 69         $ 56         $119        $112
     Operating Cash Flow Margin      31.5%        30.9%        25.7%       28.0%

(5) Included for the three and six months ended June 30, 2002 are acquisition & employee termination related costs of $100 and $188 million, respectively, incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by Comcast.

(6) Includes $16.525 billion impairment charge related to the write down of AT&T Broadband goodwill and cable franchise rights.

(7) For newly acquired systems, includes capital expenditures made since January 1, 2002.

(8) Our Cable segment's capital expenditures are comprised of the following categories:


                                                                                                                 Recurring
                                                                                                 YTD              Capital
                                                                           2Q03             06/30/03             Percentage*
                                                                           ----             --------             -----------
     Customer Premise Equipment (CPE)                                        $381                   $767          15%-25%
     Scalable Infrastructure                                                   81                    135           2%-10%
     Line Extensions                                                           57                    111             -
     Upgrade/Rebuild                                                          417                    759          20%-30%
     Support Capital                                                          111                    228            100%
                                                           ----------------------------------------------
     Total                                                                 $1,047                 $2,000
                                                           ==============================================

     CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrade/rebuild includes costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).

     * Represents an estimate of the recurring capital expenditures for each of the above components.

                                                   [COMCAST LOGO OMITTED]

                                                            TABLE 5
                                  Pro Forma Data - Cable Segment Components (Unaudited) (1)(2)
                                  ------------------------------------------------------------
                              (dollars in millions, except average revenue per basic subscriber data)

                                                      Historical                   Newly Acquired
                                                      Systems (3)                   Systems (3)                      Total
                                             -------------------------    -----------------------------    -------------------------
Three Months Ended June 30                     2003            2002         2003              2002           2003            2002
                                               ----            ----         ----              ----           ----            ----
Revenues:
Video (4)                                      $1,257          $1,186       $1,780              $1,702       $3,037          $2,888
High-Speed Internet                               229             140          319                 209          548             349
Phone                                               5               6          200                 202          205             208
Advertising                                       109             100          176                 164          285             264
Other (5)                                          63              58           90                 103          153             161
Franchise Fees                                     53              51           98                  88          151             139
                                             -------------------------    -----------------------------    -------------------------
Total Revenues                                 $1,716          $1,541       $2,663              $2,468       $4,379          $4,009
Average Total Revenue per Basic Subscriber     $66.93          $60.39       $69.30              $63.33       $68.35          $61.95

Operating Cash Flow (6)                          $738            $653         $859                $524       $1,597          $1,177
Operating Income (Loss) (7)                      $413            $355          $51            ($16,786)        $464        ($16,431)
Operating Cash Flow Margin (6)                  43.0%           42.4%        32.3%               21.2%        36.5%           29.4%
Capital Expenditures (8)                         $350            $331         $697                $950       $1,047          $1,281
Operating Cash Flow (Deficit),
Net of Capital Expenditures                      $388            $322         $162               ($426)        $550           ($104)

                                                      Historical                   Newly Acquired
                                                      Systems (3)                   Systems (3)                      Total
                                             -------------------------    -----------------------------    -------------------------
Six Months Ended June 30                       2003            2002         2003              2002           2003            2002
                                               ----            ----         ----              ----           ----            ----
Revenues:
Video (4)                                      $2,486          $2,335       $3,532              $3,380       $6,018          $5,715
High-Speed Internet                               433             259          607                 402        1,040             661
Phone                                              12              12          418                 371          430             383
Advertising                                       202             181          319                 300          521             481
Other (5)                                         124             121          175                 205          299             326
Franchise Fees                                    104             102          198                 185          302             287
                                             -------------------------    -----------------------------    -------------------------
Total Revenues                                 $3,361          $3,010       $5,249              $4,843       $8,610          $7,853
Average Total Revenue per Basic Subscriber     $65.54          $59.02       $68.40              $61.79       $67.24          $60.47

Operating Cash Flow (6)                        $1,413          $1,250       $1,605                $973       $3,018          $2,223
Operating Income (Loss) (7)                      $789            $659          $16            ($17,096)        $805        ($16,437)
Operating Cash Flow Margin (6)                  42.0%           41.5%        30.6%               20.1%        35.1%           28.3%
Capital Expenditures (8)                         $685            $689       $1,315              $1,689       $2,000          $2,378
Operating Cash Flow (Deficit),
Net of Capital Expenditures                      $728            $561         $290               ($716)      $1,018           ($155)

------------------------------------------------------------------------------------------------------------------------------------


(1)  See Non-GAAP and Other Financial Measures in Table 8.

(2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (newly acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003.

(3) Historical systems represent those cable businesses operated by the Company prior to the acquisition of AT&T Broadband. The newly acquired systems represent those cable businesses acquired from AT&T.

(4) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(5) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings and revenues of our digital media center and regional sports programming networks.

(6) Included for the three and six months ended June 30, 2002 are acquisition & employee termination related costs of $100 and $188 million, respectively, incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by Comcast.

(7) Includes $16.525 billion impairment charge related to the write down of AT&T Broadband goodwill and cable franchise rights.

(8) For newly acquired systems, includes capital expenditures made since January 1, 2002.



                                                   [COMCAST LOGO OMITTED]

                                                             TABLE 6
                                        Pro Forma Data - Cable Segment (Unaudited) (1)(2)
                                        -------------------------------------------------


                                    Historical Systems (3)            Newly Acquired Systems (3)                  Total
                                    ----------------------            --------------------------                  -----

                               2Q03        1Q03         2Q02          2Q03      1Q03        2Q02        2Q03       1Q03        2Q02
                               ----        ----         ----          ----      ----        ----        ----       ----        ----
Cable
Homes Passed (000's)         14,364.2    14,281.3    14,067.6      25,144.3   25,042.1    24,536.8   39,508.5    39,323.4   38,604.4
Subscribers (000's)           8,536.5     8,559.6     8,507.5      12,827.6   12,792.4    12,930.5   21,364.1    21,352.0   21,438.0
Penetration                     59.4%       59.9%       60.5%         51.0%      51.1%       52.7%      54.1%       54.3%      55.5%
Quarterly Net Subscriber
Additions (000's)              (23.1)       14.1       (10.5)         35.2       42.6      (122.8)      12.1        56.7     (133.3)


Digital Cable
"Digital Ready"
 Subscribers (000's)          8,536.5     8,559.6     8,476.1      12,827.6   12,792.4    12,930.5   21,364.1    21,352.0   21,406.6
Subscribers (000's)           2,417.6     2,322.7     1,982.2       4,532.6    4,465.4     3,841.1    6,950.2     6,788.1    5,823.3
Penetration                     28.3%       27.1%       23.4%         35.3%      34.9%       29.7%      32.5%       31.8%      27.2%
Quarterly Net Subscriber
 Additions (000's)               94.9        76.4       125.7          67.2       92.1       198.6      162.1       168.5      324.3
Monthly Average Revenue
 per Subscriber                $15.47      $15.42      $14.84        $15.18     $14.73      $14.26     $15.28      $14.96     $14.46


High-Speed Internet
"Available" Homes  (000's)   13,424.7    13,026.2    11,574.9      18,698.9   18,080.7    15,977.0   32,123.6    31,106.9   27,551.9
Subscribers (000's)           1,881.8     1,718.2     1,169.1       2,506.5    2,319.2     1,745.3    4,388.3     4,037.4    2,914.4
Penetration                     14.0%       13.2%       10.1%         13.4%      12.8%       10.9%      13.7%       13.0%      10.6%
Quarterly Net Subscriber
 Additions (000's)              163.6       192.2       128.6         187.3      224.8       135.6      350.9       417.0      264.2
Monthly Average Revenue
 per Subscriber                $42.31      $41.97      $42.23        $44.11     $43.44      $41.59     $43.34      $42.82     $41.85

Phone
"Available" Homes  (000's)      355.5       320.9       272.8       8,808.4    8,674.2     7,617.0    9,163.9     8,995.1    7,889.8
Subscribers (000's)              38.5        38.0        40.6       1,328.0    1,380.8     1,220.2    1,366.5     1,418.8    1,260.8
Penetration                     10.8%       11.8%       14.9%         15.1%      15.9%       16.0%      14.9%       15.8%      16.0%
Quarterly Net Subscriber
 Additions (000's)                0.5        (1.5)       (1.2)        (52.8)     (18.1)      105.3      (52.3)      (19.6)     104.1
Monthly Average Revenue
 per Subscriber                $49.58      $50.18      $51.14        $49.16     $52.35      $57.56     $49.17      $52.29     $57.34

Total Revenue Generating
Units (000's) (4)            12,874.4    12,638.5    11,699.4      21,194.7   20,957.8    19,737.1   34,069.1    33,596.3   31,436.5



------------------------------------------------------------------------------------------------------------------------------------
Supplemental Information - Pro Forma Historical Data
 (dollars in millions)

Revenue                                               2Q03            1Q03          4Q02           3Q02           2Q02       1Q02
                                                      ----            ----          ----           ----           ----       ----
Historical Systems                                    $ 1,716        $ 1,645       $ 1,601        $ 1,548        $ 1,541     $ 1,469
Newly Acquired Systems                                  2,663          2,586         2,548          2,487          2,468       2,375
                                                  ----------------------------------------------------------------------------------
Total                                                 $ 4,379        $ 4,231       $ 4,149        $ 4,035        $ 4,009     $ 3,844

Operating Cash Flow
Historical Systems                                      $ 738          $ 675         $ 645          $ 647          $ 653       $ 597
Newly Acquired Systems                                    859            746           403            551            524         449
                                                  ----------------------------------------------------------------------------------
Operating Cash Flow (5)                               $ 1,597        $ 1,421       $ 1,048        $ 1,198        $ 1,177     $ 1,046

Acquisition & employee termination related costs                                       130            107            100          88
     included in Operating Cash Flow (5)
                                                                             -------------------------------------------------------
Adjusted Operating Cash Flow                                                       $ 1,178        $ 1,305        $ 1,277     $ 1,134
                                                                             =======================================================


------------------------------------------------------------------------------------------------------------------------------------




(1)  See Non-GAAP and Other Financial Measures in Table 8.

(2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (newly acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003. Pro forma subscriber data includes the results of 6,100 subscribers from Telemedia, Inc. in June 2003.

(3) Historical systems represent those cable businesses operated by the Company prior to the acquisition of AT&T Broadband. The newly acquired systems represent those cable businesses acquired from AT&T.

(4) The sum total of all primary analog video, digital video, high-speed Internet and phone customers, but excluding additional outlets.

(5) Included for the four quarters ended December 31, 2002 are acquisition & employee termination related costs incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by the Company.

                                       11


                                    COMCAST

                                    TABLE 7
             Pro Forma Data - Commerce Segment (QVC) (Unaudited) (1)
             -------------------------------------------------------
                         (dollars and homes in millions)

                                                Domestic (2)         Germany              UK           Japan           Total
                                                ------------         -------            -------        -------         -----
Three Months Ended June 30, 2003
Revenue                                               $862              $100              $83               $56        $1,101
Gross Margin                                         37.0%             34.4%            35.7%             37.7%         36.7%
Operating Cash Flow                                   $196                $7               $7                $9          $219
Operating Income                                      $172                $2               $4                $7          $185
Operating Cash Flow Margin                           22.7%              7.3%             8.5%             16.1%         19.9%
Average Homes (3)                                     76.0              26.3             12.1               7.4           N/A
Revenue per Average Home (in local currency)        $11.34       (euro) 3.34      (pound)4.24           Y896.26           N/A


Three Months Ended June 30, 2002
Revenue                                               $844               $63              $66               $17          $990
Gross Margin                                         37.5%             28.6%            34.4%             35.2%         36.7%
Operating Cash Flow (Deficit)                         $192                $0               $4               ($2)         $194
Operating Income (Loss)                               $169               ($1)              $2               ($5)         $165
Operating Cash Flow Margin                           22.7%              0.0%             5.9%             (8.1%)        19.6%
Average Homes (3)                                     74.2              25.0             10.4               4.5           N/A
Revenue per Average Home (in local currency)        $11.29       (euro) 2.72      (pound)4.33           Y483.41           N/A

Six Months Ended June 30, 2003
Revenue                                             $1,710              $195             $162               $96        $2,163
Gross Margin                                         37.0%             33.5%            36.2%             37.4%         36.7%
Operating Cash Flow                                   $389               $13              $14               $14          $430
Operating Income                                      $341                $4               $9               $11          $365
Operating Cash Flow Margin                           22.8%              6.6%             8.8%             14.7%         19.9%
Average Homes (3)                                     75.8              26.2             11.8               7.1           N/A
Revenue per Average Home (in local currency)        $22.50       (euro) 6.78      (pound)8.50         Y1,627.41           N/A

Six Months Ended June 30, 2002
Revenue                                             $1,692              $123             $134               $29        $1,978
Gross Margin                                         37.2%             29.8%            34.8%             34.8%         36.5%
Operating Cash Flow (Deficit)                         $380                $0              $10               ($4)         $386
Operating Income (Loss)                               $334               ($3)              $6               ($7)         $330
Operating Cash Flow Margin                           22.4%              0.4%             7.2%            (13.1%)        19.5%
Average Homes (3)                                     73.8              24.7             10.0               4.1           N/A
Revenue per Average Home (in local currency)        $22.74       (euro) 5.53      (pound)9.14           Y901.13           N/A


(1) Financial data excludes the results of QVC's infomercial operations in Mexico which were sold in February 2003.

(2) Domestic includes the U.S. channel, infomercial business and QVC.com.

(3) Note that while QVC has the potential to serve this many homes in Germany, it is estimated that approximately 50% of the services homes are programmed to receive the QVC channel.


                                    COMCAST

                                    TABLE 8

Non-GAAP and Other Financial Measures

Prior to the first quarter of 2003, we described the performance measure, operating income before depreciation and amortization, as Operating Cash Flow. In the first quarter of 2003, we referred to the same measure as EBITDA (earnings before interest, taxes, depreciation and amortization) in response to new guidance on Non-GAAP measures provided by the SEC in Regulation G and amendments to Item 10 of Regulation S-K. In the second quarter, we reverted back to describing this measure as Operating Cash Flow based on additional guidance provided by the SEC staff. This is only a change in terminology. We have not changed the calculation of this measure.

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to service debt and make strategic investments. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors uses this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission.

Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions.

Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

Pro Forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

Following are quantitative reconciliations of Free Cash Flow and Debt Excluding Exchangeables, and, although not required by Regulation G, reconciliations of Operating Cash Flow and pro forma data.



                         TABLE 8-A continued
   Reconciliations of Historical and Pro Forma Data by Business Segment (Unaudited)
   --------------------------------------------------------------------------------
                        (dollars in millions)

                                                  Historical
                                         ----------------------------------

                                                                                              Adjustments (1)
                                                                                ---------------------------------------
                                                              Content and
Three Months Ended June 30, 2003           Cable    Commerce     Other         Total       Cable     Content and Other    Pro forma
--------------------------------        --------    --------    --------     --------    --------     -----------------    --------
Revenues                                $  4,379    $  1,101    $    205     $  5,685        --                    --      $  5,685
Operating expenses
(excluding depreciation & amortization)    2,782         882         190        3,854        --                    --         3,854
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating Cash Flow                     $  1,597    $    219    $     15     $  1,831        --                    --      $  1,831
Depreciation and amortization              1,133          34          53        1,220        --                    --         1,220
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating income (loss)                 $    464    $    185    ($    38)    $    611        --                    --      $    611
                                        ========    ========    ========     ========    ========     =================    ========
Capital expenditures                    $  1,047    $     16    $      7     $  1,070        --                    --      $  1,070
                                        ========    ========    ========     ========    ========     =================    ========


                                                                                              Adjustments (1)
                                                                                ---------------------------------------
                                                              Content and
Three Months Ended June 30, 2002           Cable    Commerce     Other         Total       Cable     Content and Other    Pro forma
--------------------------------        --------    --------    --------     --------    --------     -----------------    --------
Revenues                                $  1,541    $    990    $    173     $  2,704    $  2,468     ($             13)   $  5,159
Operating expenses
(excluding depreciation & amortization)      887         796         155        1,838       1,945                   (14)      3,769
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating Cash Flow                     $    654    $    194    $     18     $    866    $    523     $               1    $  1,390
Depreciation and amortization                298          29          61          388         785                  --         1,173
Impairment charge                           --          --          --           --        16,525                  --        16,525
                                                    --------    --------     --------    --------     -----------------    --------
Operating income (loss)                 $    356    $    165    ($    43)    $    478    ($16,787)    $               1    ($16,308)
                                        ========    ========    ========     ========    ========     =================    ========
Capital expenditures                    $    331    $     51    $      8     $    390    $    950                  --      $  1,340
                                        ========    ========    ========     ========    ========     =================    ========


                                                                                              Adjustments (1)
                                                                                ---------------------------------------
                                                              Content and
Six Months Ended June 30, 2003             Cable    Commerce     Other         Total       Cable     Content and Other    Pro forma
------------------------------          --------    --------    --------     --------    --------     -----------------    --------
Revenues                                $  8,611    $  2,163    $    429     $ 11,203    ($     1)                 --      $ 11,202
Operating expenses
(excluding depreciation & amortization)    5,593       1,733         408        7,734          (1)                 --         7,733
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating Cash Flow                     $  3,018    $    430    $     21     $  3,469        --                    --      $  3,469
Depreciation and amortization              2,213          65         107        2,385        --                    --         2,385
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating income (loss)                 $    805    $    365    ($    86)    $  1,084        --                    --      $  1,084
                                        ========    ========    ========     ========    ========     =================    ========
Capital expenditures                    $  2,000    $     29    $     12     $  2,041        --                    --      $  2,041
                                        ========    ========    ========     ========    ========     =================    ========


                                                                                              Adjustments (1)
                                                                                ---------------------------------------
                                                              Content and
Six Months Ended June 30, 2002             Cable    Commerce     Other         Total       Cable     Content and Other    Pro forma
------------------------------          --------    --------    --------     --------    --------     -----------------    --------
Revenues                                $  3,010    $  1,978    $    383     $  5,371    $  4,843     ($             24)   $ 10,190
Operating expenses
(excluding depreciation & amortization)    1,759       1,592         346        3,697       3,871                   (21)      7,547
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating Cash Flow                     $  1,251    $    386    $     37     $  1,674    $    972     ($              3)   $  2,643
Depreciation and amortization                591          56         128          775       1,544                  --         2,319
Impairment charge                           --          --          --           --        16,525                  --        16,525
                                        --------    --------    --------     --------    --------     -----------------    --------
Operating income (loss)                 $    660    $    330    ($    91)    $    899    ($17,097)    ($              3)   ($16,201)
                                        ========    ========    ========     ========    ========     =================    ========
Capital expenditures                    $    689    $     83    $     17     $    789    $  1,689                  --      $  2,478
                                        ========    ========    ========     ========    ========     =================    ========






    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
    ------------------------------------------------------------------------
                              (dollars in millions)

As of June 30, 2003
-------------------
Current portion of long-term debt                                    $2,416
Long-term debt                                                       29,923
                                                             ---------------
Total Debt                                                          $32,339
Exchangeable debt                                                     5,613
                                                             ---------------
Debt excluding exchangeables                                        $26,726
                                                             ===============


(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.

                                                               COMCAST

                                                         TABLE 8-B continued
                             Reconciliations of Cable Segment Historical and Pro Forma Data (Unaudited)
                             --------------------------------------------------------------------------
                                                        (dollars in millions)




Three Months Ended December 31, 2002
-------------------------------------                                      Historical       Adjustments (1)           Pro forma
Revenues                                                                      $2,792               $1,357               $4,149
Operating expenses (excluding depreciation & amortization)                     1,890                1,211                3,101
                                                                      ---------------   ------------------   ------------------
Operating Cash Flow                                                              902                  146                1,048
Depreciation and amortization                                                    770                  421                1,191
                                                                      ---------------   ------------------   ------------------
Operating income (loss)                                                         $132                ($275)               ($143)
                                                                      ===============   ==================   ==================



Three Months Ended September 30, 2002
-------------------------------------                                     Historical       Adjustments (1)           Pro forma
Revenues                                                                      $1,548               $2,487               $4,035
Operating expenses (excluding depreciation & amortization)                       901                1,936                2,837
                                                                      ---------------   ------------------   ------------------
Operating Cash Flow                                                              647                  551                1,198
Depreciation and amortization                                                    309                  777                1,086
                                                                      ---------------   ------------------   ------------------
Operating income (loss)                                                         $338                ($226)                $112
                                                                      ===============   ==================   ==================



Three Months Ended June 30, 2002
-------------------------------------                                     Historical       Adjustments (1)           Pro forma
Revenues                                                                      $1,541               $2,468               $4,009
Operating expenses (excluding depreciation & amortization)                       888                1,944                2,832
                                                                      ---------------   ------------------   ------------------
Operating Cash Flow                                                              653                  524                1,177
Depreciation and amortization                                                    298                  785                1,083
Impairment charge                                                                  -               16,525               16,525
                                                                      ---------------   ------------------   ------------------
Operating income (loss)                                                         $355             ($16,786)            ($16,431)
                                                                      ===============   ==================   ==================



Three Months Ended March 31, 2002
-------------------------------------                                     Historical       Adjustments (1)           Pro forma
Revenues                                                                      $1,469               $2,375               $3,844
Operating expenses (excluding depreciation & amortization)                       872                1,926                2,798
                                                                      ---------------   ------------------   ------------------
Operating Cash Flow                                                              597                  449                1,046
Depreciation and amortization                                                    293                  759                1,052
                                                                      ---------------   ------------------   ------------------
Operating income (loss)                                                         $304                ($310)                 ($6)
                                                                      ===============   ==================   ==================



(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.




                                                         TABLE 8-C continued
                                  Reconciliation of Net Income (Loss) to Free Cash Flow (Unaudited)
                                 ------------------------------------------------------------------
                                            (dollars in millions, except per share data)

                                                       Three Months Ended                              Six Months Ended
                                                            June 30,                                       June 30,
                                                   2003                 2002                     2003                2002
                                                   ----                 ----                     ----                ----
                                            $        per share(3)    $   per share(3)    $    per share(3)     $      per share(3)
                                          ---------   --------    ------  --------   --------  ---------   ---------   --------
Net Income (Loss) as reported                 ($22)    ($0.01)    ($210)   ($0.22)     ($319)    ($0.14)      ($299)    ($0.31)
Non-operating items, net of tax (1)             42       0.02       350      0.37        245       0.11         559       0.58
                                          ---------   --------    ------  --------   --------  ---------   ---------   --------
Net Income (Loss) as adjusted                  $20      $0.01      $140     $0.15       ($74)    ($0.03)       $260      $0.27

Items to reconcile net income (loss)
as adjusted to Operating Cash Flow:
Depreciation & amortization                  1,220       0.54       388      0.41      2,385       1.06         775       0.81
Interest expense                               492       0.22       182      0.19      1,017       0.45         369       0.39
Income tax expense                              99       0.04       156      0.16        141       0.06         270       0.29
                                          ---------   --------    ------  --------   --------  ---------   ---------   --------
Operating Cash Flow                         $1,831      $0.81      $866     $0.91     $3,469      $1.54      $1,674      $1.76
                                          =========   ========    ======  ========   ========  =========   =========   ========

                                                   2003                 2002                     2003                2002
                                                   ----                 ----                     ----                ----

Operating Cash Flow                         $1,831     $1,831      $866      $866     $3,469     $3,469      $1,674     $1,674
Less:
Interest, net (2)                             (526)      (526)     (164)     (164)    (1,066)    (1,066)       (335)      (335)
Cash Paid for Income Taxes                    (156)      (156)     (129)     (129)      (197)      (197)       (159)      (159)
Change in Operating Assets &
Liabilities, net of acquisitions                45                  (42)                (212)                  (130)
                                          ---------               ------             --------              ---------
Net Cash Provided by Operating Activities   $1,194                 $531               $1,994                 $1,050
                                          =========               ======             ========              =========
     Less:  Capital Expenditures                      (1,070)                (390)              ($2,041)                  (789)
                                                      --------            --------             ---------               --------
Free Cash Flow                                            $79                $183                  $165                   $391
                                                      ========            ========             =========               ========

------------------------------------------------------------------------------------------------------------------------------------

                                                       Three Months Ended                              Six Months Ended
                                                            June 30,                                       June 30,
                                                   2003                 2002                     2003                2002
                                                   ----                 ----                     ----                ----
                                            $        per share(3)    $   per share(3)    $    per share(3)     $      per share(3)
                                          ---------   --------    ------  --------   --------  ---------   ---------   --------
(1) Detail of non-operating items:

    Investment (income) expense  -
        mark to market adjustments on
        trading securities, derivatives
        and hedged items, net                  $25      $0.01      $159     $0.17      $255       $0.11        $403      $0.42
    Investment (income) expense -
        (gain) loss on sales and
         exchanges of investments                -          -       103      0.11       (22)      (0.01)        101       0.11
    Investment expense -
        investment impairment losses (4)        15       0.01       208      0.22        70        0.03         221       0.23
    All other, net (5)                          24       0.01        69      0.07        74        0.04         135       0.14
                                          --------   --------    ------  --------    -------  ----------   -  ------   --------
    Total non-operating items                   64       0.03       539      0.57       377        0.17         860       0.90
    Tax effect                                 (22)     (0.01)     (189)    (0.20)     (132)      (0.06)       (301)     (0.32)
                                          --------   --------    ------  --------    -------  ----------   -  ------   --------
    Non-operating items, net of tax            $42      $0.02      $350     $0.37      $245       $0.11        $559      $0.58
                                           ========= ==========   =================    ======  ==========     =======  =========

(2) Includes interest expense net of interest income and excludes non-cash interest.

(3) Diluted weighted average shares outstanding for the three and six months ended June 30, 2003 were 2.255 billion and for the three and six months ended
June 30, 2002 were 952 million, respectively.

(4) We record losses on our investments for which we have determined that a decline in value of the investment was considered other than temporary.

(5) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other income (expense) and minority interest.




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